Exhibit 10.16

Notice of Grant of Restricted Stock Employee	Eclipsys Corporation ID: 65-0632092
[name of recipient] [address of recipient]	Grant Number: ______________________ Plan: 2005 Stock Incentive Plan Employee ID: ______________________

Effective ___________ (the “Grant Date”), you have been granted the right to purchase, at a price of $0.01 per share, [No. of shares] shares (the “Shares”) of common stock of Eclipsys Corporation (the "Company"). You must pay the aggregate purchase price for the Shares to the Company by cash, check or other method acceptable to the Company within 30 days of the date of this Notice or the Company may cancel the grant.

This notice is a “Grant Notice” as described in the Restricted Stock Agreement between you and the Company (the “Agreement”). This grant is made under, and this grant and the Shares are subject to and governed by the terms and conditions of, this notice, the Agreement including the restrictions on transfer set forth therein, the Company's 2005 Stock Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. By your acceptance and payment for the Shares, you agree to such terms and conditions and confirm that your receipt of and payment for the Shares is voluntary.

For purposes of this Notice, (i) “Vesting Date” means each June 1 and December 1; and (ii) a complete calendar month will begin on the first day of each calendar month and end on the last day of that calendar month. Subject to the Agreement, on the Vesting Date that is on or immediately following the first anniversary of the Grant Date (the “First Vesting Date”), there shall vest a number of the Shares equal to the sum of (A) 20% of the total number of Shares and (B) a number of Shares equal to the product of 1.667% of the total number of Shares and the number of complete calendar months, if any, elapsed during the period beginning on the first anniversary of the Grant Date and ending on the First Vesting Date. On each of the eight Vesting Dates next succeeding the First Vesting Date, there shall vest an additional number of Shares equal to 10% of the total number of Shares, except that the number of Shares vesting on the last of such eight succeeding Vesting Dates will be less than 10% of the total number of Shares if and to the extent that the number of Shares Vesting on the First Vesting Date exceeded 20% of the total number of Shares.

Unless otherwise provided in the Agreement or in another written agreement between you and the Company, (i) no Shares will vest before the First Vesting Date; (ii) vesting of Shares will occur only on Vesting Dates, without any ratable vesting for periods of time between Vesting Dates; (iii) any termination of your employment for any reason or no reason will result in cessation of vesting, cancellation of this grant, and forfeiture to the Company of any Shares not vested at the time your employment terminates (unless you are then or are becoming a member of the Board of Directors of the Company); and (iv) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 180 days, and if you return to work following such a LOA, any Vesting Dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional Vesting Date in the amount of shares not vested on the corresponding Vesting Date during the period of the suspension, contingent upon your continued employment.

As a condition to vesting of any Shares, you must enter into the Eclipsys Proprietary Interest Protection Agreement, in the standard form generally used for all new employees who live in your state of residence. If you breach in any material respect the Proprietary Interest Protection Agreement between you and the Company, or any other contract between you and the Company, or your common law duty of confidentiality or trade secret protection, and you fail to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) repurchase from you any shares of Restricted Stock still owned by you, whether or not vested, at the price of $.01 per share, whereupon any rights you might otherwise have to such repurchased shares of Restricted Stock will cease; (2) require you to disgorge to the Company the income you earned from any Restricted Stock that you transferred at any time from 12 months before such breach until 30 days after the Company learned of such breach, and for this purpose net income means the sales price less $.01 per share less applicable income taxes you paid in connection with such shares; and/or (3) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof. The Company may suspend any vesting or transfer of Restricted Stock pending cure of any such breach.

For purposes of this grant and the Shares, the definition of “Good Reason” under the Plan shall be as follows, notwithstanding any Plan provision to the contrary: “Good Reason” shall mean any significant diminution in the Participant’s responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation (base salary plus target bonus) payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be.

The Prospectus for the Plan, the Plan document and the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the Shares, the value of the Company's stock or this grant, or the Company's prospects. The Company provides no advice regarding tax consequences or your handling of the Shares; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION By: Name & Title